EXHIBIT 5.1

[Letterhead of Legal Counsel]

September 23, 2011

PartnerRe Ltd.
90 Pitts Bay Road
Pembroke HM 08
Bermuda

PartnerRe Ltd. - Registration Statement on Form S-8

Dear Sirs,

I am Counsel for PartnerRe Ltd., a company incorporated under the laws of Bermuda (“PartnerRe”), in connection with the filing by PartnerRe with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Securities Act”), with respect to an additional 5,000,000 shares of PartnerRe’s common shares (the “Common Shares”) to be issued pursuant to the terms of the PartnerRe Ltd. Amended and Restated Employee Equity Plan (the “EEP”), and 200,000 Common Shares to be issued pursuant to the terms of the PartnerRe Ltd. Swiss Share Purchase Plan (the “SSPP”, and together with the EEP, the “Plans” ).

In stating my opinion I have examined copies of the Registration Statement and the Plans.  In addition, I have reviewed the Memorandum of Association and the Bye-Laws of PartnerRe, extracts from the minutes of a meeting of the shareholders of PartnerRe held on May 19, 2011, extracts from minutes of a meeting of the board of directors of PartnerRe held on February 17, 2011, each certified by the Secretary of PartnerRe on September 23, 2011, a letter from the Bermuda Monetary Authority dated May 17, 2005 and such other documents and made such enquiries as to questions of law as I have deemed necessary in order to render the opinions set forth below. I have not attempted independently to verify or establish the factual matters set forth in such documents.

Opinion

     Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to me, I am of the opinion that:

1.	PartnerRe is an exempted company incorporated with limited liability, validly organized and existing and in good standing under the laws of Bermuda.

2.
When duly issued pursuant to the Plans all necessary action required to be taken by PartnerRe pursuant to Bermuda law will have been taken by or on behalf of PartnerRe and all the necessary authorizations and approvals of Governmental authorities in Bermuda have been duly obtained for the issue by PartnerRe of the Common Shares.

3.	When duly issued and paid for in accordance with the Plans, the Common Shares will be validly issued, fully paid and non-assessable shares in the capital of PartnerRe.
4.	There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof, in respect of the issue of the Common Shares.

Reservations

I have the following reservations:

(a)
I express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda.  This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)
In paragraph (1) above, the term “good standing” means that PartnerRe has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist pursuant to the laws of Bermuda.

(c)
Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of PartnerRe and subject to any contrary provision in any agreement in writing between such company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-Laws of PartnerRe after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute the share capital of, or otherwise to pay money to PartnerRe.

Disclosure

This opinion is addressed to you in connection with the filing by PartnerRe of the Registration Statement with the United States Securities and Exchange Commission.  I consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement, without admitting that I am an expert within the meaning of the Securities Act.

This opinion speaks as of its date and is strictly limited to the matters stated herein and I assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.  This opinion is governed by and is to be construed in accordance with Bermuda law.  It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Jean-Paul Dyer
Jean-Paul Dyer